Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        We have issued our reports dated February 28, 2014, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of NorthStar Realty Finance Corp. on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said reports in the Registration Statement of NorthStar Realty Finance Corp. on Form S-3 (File No. 333-186743), and to the use of our name as it appears under the caption "Experts."
/s/ GRANT THORNTON LLP
New York, New York
July 17, 2014